Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 18, 2010, relating to the financial statements which appear in the September 30, 2010 Annual Reports to Shareholders of Janus Balanced Fund, Janus Contrarian Fund, Janus Enterprise Fund, Janus Forty Fund, Janus Fund, Janus Growth and Income Fund, Janus Research Core Fund, Janus Research Fund, Janus Triton Fund, Janus Twenty Fund, and Janus Venture Fund, (eleven of the funds constituting Janus Investment Fund). We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Denver, Colorado
April 28, 2011